EXHIBIT 10.2

September 15, 2011

Ron Greenberg
Senior Vice President of WW Marketing
Avid Technology, Inc.
75 Network Drive
Burlington, MA  01803

Re:           Flexible Work Arrangement

Dear Ron:

We have recently discussed your plans to not relocate your family to Massachusetts.  Per our discussion, you do not intend to establish a primary residence in Massachusetts by October 1, 2011, as agreed to in your Employment Agreement.

If this summary accurately reflects your understanding of the flexible work arrangement, please sign and date this letter agreement where indicated below.

·	You agree to establish a residence in the Greater Boston area no later than October 31, 2011.

·	You may work remotely from your home in New York up to one business day per month for a trial period beginning approximately September 15, 2011 and ending March 1, 2012.

·	You will be responsible for all relocation, commuting, housing and other expenses incurred in connection with this flexible work arrangement.

·	During the month of March 2012, Avid will evaluate the flexible work arrangement to determine whether or not to continue the arrangement.

·
If, after the trial period, Avid determines that your flexible work arrangement is preventing you from successfully performing your executive duties and responsibilities at Avid, Avid may terminate your employment upon thirty days prior written notice.  Should Avid terminate your employment for this reason, you agree that you will not be entitled to receive severance benefits set forth in your Amended and Restated Executive Employment Agreement dated December 22, 2010 between you and Avid (the “Executive Employment Agreement”).

·
If Avid is satisfied with your flexible work arrangement after the trial period, Avid will extend the term of your flexible work arrangement, and the terms of your Executive Employment Agreement shall govern the respective rights and obligations of you and Avid with respect to your severance benefits.

Except as set forth above, this letter agreement does not modify or affect the rights and obligations of either you or Avid under the Executive Employment Agreement.

Please indicate your acknowledgement and agreement to the terms of this letter by countersigning below and returning a fully executed copy of the letter to me.  Avid is willing to accommodate this flexible work arrangement subject to the terms and conditions outlined above because you are a valuable member of our executive team.  We appreciate your contributions to date and we look forward to your continued commitment to Avid.

Sincerely,

/s/ Kirk Arnold
Kirk Arnold
Executive Vice President, Chief Operating Officer
Avid Technology, Inc.

Acknowledged and Agreed by:

/s/ Ron Greenberg
Ron Greenberg

9/23/11
Date